Exhibit 3.1

CERTIFICATE OF DESIGNATION,

PREFERENCES AND RIGHTS

OF

SERIES C CONVERTIBLE PREFERRED STOCK

OF

CAMBRIDGE HEART, INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

Cambridge Heart, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that the Board of Directors of the Company (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of the Company’s Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Company’s previously authorized Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I. DESIGNATION AND AMOUNT

The designation of this series, which consists of 5,000 shares of Preferred Stock, is the Series C Convertible Preferred Stock (the “Series C Preferred Stock”).

II. DIVIDEND RIGHTS

A. Holders of the Series C Preferred Stock, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on Common Stock, other series of Preferred Stock or any other capital stock of the Company shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cumulative cash dividends at the rate of eight percent (8%) of the Series C Original Issue Price (as defined below) per annum on each outstanding share of Series C Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Such dividends shall be cumulative but payable only when, as and if declared by the Board of Directors.

B. So long as any shares of Series C Preferred Stock are outstanding, if the Company pays or declares any dividend, whether in cash or property, or makes any other distribution on Common Stock, other series of Preferred Stock or any other capital stock of the Company, it shall declare and pay all dividends on the Series C Preferred Stock provided for in Section A above.

C. The provisions of Section A above shall not apply to (i) a dividend payable in Common Stock for which appropriate adjustments are made to the Series C Conversion Price as provided herein or (ii) any shares of Series C Preferred Stock after such shares have been converted into shares of Common Stock.

D. The “Series C Original Issue Price” for a share of Series C Preferred Stock shall be $2,500.

III. VOTING RIGHTS

Each holder of shares of Series C Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series C Preferred Stock could be converted (in accordance with Section V below) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Except as otherwise provided herein or as required by law, the Series C Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

IV. LIQUIDATION RIGHTS

A. Except as otherwise provided in Section IV.B below, upon any Liquidation (as defined below), dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of shares of Common Stock, Preferred Stock or any other capital stock of the Company:

1. The holders of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation, dissolution, or winding up of the Company (the “Proceeds”) to the holders of Common Stock, other series of Preferred Stock or any other capital stock of the Company by reason of their ownership thereof, an amount per share equal to the Series C Original Issue Amount, plus declared but unpaid dividends on such share (the “Series C Distribution Amount”).

2. If upon the occurrence of a Liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets and funds thus distributed among the holders of the Series C Preferred Stock, pursuant to subsection 1 of this Section IV.A shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution after payment of any amounts under Section IV.A above shall be distributed ratably among the holders of Series C Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive under subsection 1 of this Section IV.A.

B. Notwithstanding anything to contrary provided in Section IV.A, in the event of any Liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, if the holders of shares of Series C Preferred Stock would be entitled to receive a greater amount of the assets of the Company legally available for distribution (or the consideration received in such transaction) if such holders were to convert their shares of Series C Preferred Stock into shares of Common Stock immediately prior to the payment date for such Liquidation, dissolution or winding up, then such holders of shares of Series C Preferred Stock, shall not be entitled to receive the amounts provided for in Section IV.A above, but all such assets of the Company legally available for distribution (or consideration received in such transaction) shall be distributed ratably and on a pari passu basis to such holders on an as-if-converted to Common Stock basis.

C. 1. Unless otherwise determined by the holders of a majority of the outstanding shares of the Series C Preferred Stock, the following events shall be considered a Liquidation under this Section 3:

(a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; or (b) any transaction or series of related transactions to which the Company or its stockholders are a party which results in the stockholders of the Company immediately prior to such transaction or series of related transactions owning less than 50% of the voting power of the surviving entity immediately after such transaction or series of related transactions (any such consolidation, merger, reorganization or other transaction being referred to herein as an “Acquisition Transaction”); or

(b) a sale, lease, or other disposition of all or substantially all of the assets of the Company, including the sale or lease of all or substantially all of the assets of the Company’s subsidiaries, if such assets constitute substantially all of the assets of the Company and such subsidiaries taken as a whole, or a transfer or exclusive license of all or substantially all of the Company’s intellectual property (an “Asset Transfer”).

2. In any of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(a) Securities not subject to investment letter or other similar restrictions on free marketability covered by clause (b) below:

(i) If traded on a securities exchange or through the NASDAQ Global Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

(ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(iii) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

(b) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in clauses (a)(i), (ii) or (iii) above to reflect the approximate fair market value thereof, as determined by the Board of Directors.

V. CONVERSION RIGHTS

The holders of the Series C Preferred Stock shall have the following rights with respect to the conversion of the Series C Preferred Stock into shares of Common Stock (the “Conversion Rights”):

A. Optional Conversion. Subject to and in compliance with the provisions of this Section V, any shares of Series C Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series C Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series C Conversion Rate then in effect (determined as provided in Section V.B below) by the number of shares of Series C Preferred Stock being converted.

B. Preferred Stock Conversion Rate. The conversion rate in effect at any time for conversion of the Series C Preferred Stock (the “Series C Conversion Rate”) shall be the quotient obtained by dividing the Series C Original Issue Price by the Series C Conversion Price (determined as provided in Section V.C below).

C. Preferred Stock Conversion Price. The conversion price for shares of the Series C Preferred Stock shall initially be $2.99 (the “Series C Conversion Price”). The Series C Conversion Price shall be adjusted from time to time in accordance with Sections V.E, F, G, H and I below. All references to the Series C Conversion Price shall mean the Series C Conversion Price as so adjusted.

D. Mechanics of Conversion. Each holder of Series C Preferred Stock who desires to convert the same into shares of Common Stock pursuant to Section V.A above shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series C Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series C Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (a) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common

Stock’s fair market value determined by the Board of Directors), any declared and unpaid dividends on the shares of Series C Preferred Stock being converted and (b) in cash (at the Common Stock’s fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series C Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of the Company’s receipt of the certificates representing the shares of Series C Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

E. Adjustment for Stock Splits and Combinations. If, at any time or from time to time after the date that the first share of Series C Preferred Stock is issued on or after the date hereof (the “Original Issue Date”), the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series C Preferred Stock, the Series C Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series C Preferred Stock, the Series C Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section V.E shall become effective at the close of business on the date the subdivision or combination becomes effective.

F. Adjustment for Common Stock Dividends and Distributions. If, at any time or from time to time after the Original Issue Date, the Company pays a dividend or other distribution in additional shares of Common Stock, the Series C Conversion Price that is then in effect shall be decreased as of the time of such issuance, in accordance with the following sub-sections.

1. The Series C Conversion Price shall be adjusted by multiplying the applicable Conversion Price then in effect by a fraction equal to:

(a) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(b) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

2. If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, Series C Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date.

3. If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, Series C Conversion Price shall be recomputed accordingly as of the close of business on such record date, and thereafter Series C Conversion Price shall be adjusted pursuant to this Section V.F to reflect the actual payment of such dividend or distribution.

G. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series C Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition Transaction or Asset Transfer or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section V), then in any such event each holder of Series C Preferred Stock shall have the right to convert such holder’s shares of Series C Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change as if such holder had converted all of such holder’s shares of Series C Preferred Stock into the maximum number of shares of Common Stock into which such shares of Series C Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

H. Reorganizations, Mergers or Consolidations. If, at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition Transaction, an Asset Transfer or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section V), as a part of such capital reorganization, merger or consolidation provision shall be made so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion thereof would have been entitled on such capital reorganization, merger or consolidation subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section V.H with respect to the rights of the holders of Series C Preferred Stock after the capital reorganization, merger or consolidation to the end that the provisions of this Section V (including adjustment of the Series C Conversion Price then in effect, and the number of shares issuable upon conversion of the Series C Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

I. Sale of Shares Below Series C Preferred Stock Conversion Price.

1. In the event the Company shall at any time prior to the one year anniversary of the Original Issue Date issue Additional Shares of Common Stock (as defined below), without consideration or for an Effective Price (as defined below) per share less than the Series C Conversion Price in effect immediately prior to such issue, then the Series C Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent ($.0001)) determined in accordance with the following formula:

CP2 = CP1 × (A + B) ÷ (A + C)

(a) For purposes of the foregoing formula, the following definitions shall apply:

(i) CP2 shall mean the Series C Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(ii) CP1 shall mean the Series C Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(iii) “A” shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such issue or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such issue);

(iv) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and

(v) “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(b) No adjustment shall be made to the Series C Conversion Price in an amount less than one cent ($.01) per share. Any adjustment otherwise required by this Section V.I that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series C Conversion Price.

(c) For the purpose of making any adjustment required under this Section V.I, the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, the amount of cash received by the Company, (B) to the extent such consideration consists of property other than cash, the fair market value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities or Options are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors, to be allocable to such Additional Shares of Common Stock, Convertible Securities or Options.

(d) For the purpose of the adjustment required under this Section V.I, if the Company issues or sells (x) stock or other securities convertible into

Additional Shares of Common Stock (such convertible stock or securities being referred to herein as “Convertible Securities”) or (y) options, warrants or other rights to acquire Additional Shares of Common Stock or Convertible Securities (such options, warrants or other rights being referred to herein as “Options”), and, if the Effective Price of such Additional Shares of Common Stock is less than the then effective Series C Conversion Price, then and in each such case the Company shall be deemed to have issued at the time of the issuance of such Options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Options or Convertible Securities plus:

(i) in the case of Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such Options.

(ii) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(e) If the minimum amount of consideration payable to the Company upon the exercise of Options or conversion of Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided that if the minimum amount of consideration payable to the Company upon the exercise of such Options or conversion of such Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise of such Options or conversion of such Convertible Securities.

(f) No further adjustment of the Series C Conversion Price as adjusted upon the issuance of such Options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such Options or the conversion of any such Convertible Securities. If any such Options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series C Conversion Price as adjusted upon the issuance of such Options or Convertible Securities, shall be readjusted to the Series C Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock deemed issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such Options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion, if any, of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of the Series C Preferred Stock.

(g) For the purpose of making any adjustment to the Series C Conversion Price, as applicable, required under this Section V.I, “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section V.I (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(i) shares of Common Stock issued or issuable upon conversion of the Preferred Stock;

(ii) securities issued as dividends or distributions on any class or series of Preferred Stock;

(iii) securities issued or issuable by reason of a dividend, stock split or other distribution on shares of Common Stock that is covered by Section V.E, V.F or V.G above;

(iv) shares of Common Stock or the Company’s Series A Convertible Preferred Stock, $.001 par value, issued pursuant to the exercise of Options or the conversion of Convertible Securities outstanding as of the Original Issue Date;

(v) Common Stock or options exercisable therefor issued to employees, directors, officers or consultants of the Company or any wholly-owned subsidiary pursuant to any qualified or non-qualified equity compensation plan or agreement, provided that such plan or agreement is approved by the Board of Directors; and

(vi) securities issued or issuable by the Company to a vendor, equipment lessor, financial institution or real property lessor in connection with a leasing or financing transaction that has a principal purpose other than the sale of Common Stock, Options or Convertible Securities, provided that such leasing or financing transaction is approved by the Board of Directors.

References to Common Stock in this clause (g) shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section V.I. The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section V.I, into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.

J. Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series C Preferred Stock, if the Series C Preferred Stock is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series C Preferred Stock at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series C Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock, and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series C Preferred Stock.

K. Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition Transaction or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, Liquidation or winding up of the Company, the Company shall mail to each holder of Series C Preferred Stock at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of seventy-five (75%) percent of the outstanding Series C Preferred Stock) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition Transaction, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, Liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition Transaction, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, Liquidation or winding up.

L. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors).

M. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

N. Notices. Any notice required by the provisions of this Section V shall be in writing and shall be deemed effectively given: (1) upon personal delivery to the party to be notified, (2) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient and if not, then on the next business day, (3) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (4) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

O. Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series C Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series C Preferred Stock so converted were registered.

P. No Dilution or Impairment. Without the written consent of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, the Company shall not amend this Amended and Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed under this Section V by the Company. The Company shall not, without the affirmative vote of a majority of the outstanding shares of Series C Preferred Stock, voting as a separate class, (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock, (b) authorize, create or issue a class of equity ranking, as to dividends, redemption or distribution of assets upon a liquidation, senior to or pari passu with the Series C Preferred Stock, (c) increase the authorized number of shares of Series C Preferred Stock or issue additional shares of Series C Preferred Stock, or (d) enter into any agreement with respect to the foregoing.

[Signature page follows]

IN WITNESS WHEREOF, Cambridge Heart, Inc. has caused this Certificate of Designation to be signed by its President this 21st day of March, 2007.

CAMBRIDGE HEART, INC.

By:	/s/ Robert P. Khederian
Name:	Robert P. Khederian
Title:	President and Chief Executive Officer